Exhibit 99.1

PRESSRELEASE
www.HelixESG.com

Helix Energy Solutions Group, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • fax: 281-618-0505

For Immediate Release		08-004
	Contact:	Wade Pursell
Date: February 28, 2008	Title:	Chief Financial Officer
Helix Reports Fourth Quarter Results and 2008 Outlook
HOUSTON, TX — Helix Energy Solutions (NYSE: HLX) reported fourth quarter net income of $120.4 million, or $1.25 per diluted share. These results included a $151.7 million pre-tax gain ($1.02 per diluted share) related to our majority owned investment in Cal Dive. This non cash gain results from the acquisition by Cal Dive during the fourth quarter of Horizon Offshore using cash and shares of Cal Dive common stock, resulting in an adjustment in our investment in Cal Dive. During the quarter we also recorded oil and gas impairments / dry hole costs totaling $91.0 million and other net non-recurring charges of $3.4 million (see details on slide 7 of attached presentation). These impairments included $20.9 million pre-tax for the write-off of Devil’s Island as a result of drilling a well in Q1 2008 which found no additional hydrocarbons (the additional $13 million cost of drilling the well will be expensed, as required, in Q1 2008). The net result of these unusual items in Q4 2007 is $0.38 per diluted share. Absent these items, net income for the fourth quarter of 2007 was $83.2 million, or $0.87 per diluted share. This compares to $0.71 per share generated in the fourth quarter of 2006 before the $1.02 per share gain realized in that quarter from the carve-out IPO of our Shelf Contracting segment (“Cal Dive”).
Summary of Results
(in thousands, except per share amounts and percentages)

	Fourth Quarter		Third Quarter	Full Year
	2007	2006	2007	2007	2006

Revenues	$500,243	$395,839	$460,573	$1,767,445	$1,366,924

Gross Profit	70,058	150,980	166,318	513,756	515,408
	14%	38%	36%	29%	38%

Net Income	120,412	162,479	82,828	316,762	344,036
	24%	41%	18%	18%	25%

Diluted Earnings Per Share	$1.25	$1.73	$0.88	$3.34	$3.87

Adjusted EBITDAX	$233,106	$182,400	$227,212	$823,576	$674,032

Owen Kratz, President and Chief Executive Officer of Helix, stated, “We are very pleased with the strength in our business units and the value creation inherent in the company. Helix personnel continue to handle the growth with continued quality improvements. We look forward to 08 as a settling out year during in which the value that has been created can begin to be unlocked.”
Financial Highlights
•
Revenues: The $104 million increase in year-over-year fourth quarter revenues was driven by both Oil and Gas production and Contracting Services increases, due primarily to extra capacity on the shelf (Cal Dive) and continued escalating market demand in the deepwater. The increase in oil and gas revenues was due primarily to a 16% increase in year-over-year production. In addition, on the oil and gas side the sale of a 30% working interest in the Phoenix oilfield last quarter resulted in over $20 million of operating income during the fourth quarter.

•
Margins: Absent the oil and gas impairments / dry hole costs, despite the fact that gross profit was higher by $10 million, margins for the fourth quarter 2007 were 32%, which were six points lower than 38% in the fourth quarter of 2006 as Cal Dive experienced a seasonal margin decline, the Q4000 was out of service for upgrades, and a significant project during the quarter utilized a chartered vessel.

•
SG&A: $45.2 million increased $4.4 million over the same period a year ago due primarily to increased overhead to support our growth. This level of SG&A was 9% of fourth quarter revenues, compared to 10% in the year ago quarter.

•	Equity in Earnings: $10.5 million is comprised of our share of earnings for the quarter relating to the Marco Polo facility and the Independence Hub facility.

•
Gain on subsidiary equity transactions: In December, 2007, Cal Dive (CDI) closed its acquisition of Horizon. CDI issued an aggregate of approximately 20.3 million shares of common stock and paid approximately $300 million in cash in the merger. The cash portion of the merger consideration was paid from CDI’s cash on hand and from borrowings under its new $675 million credit facility consisting of a $375 million senior secured term loan and a $300 million senior secured revolving credit facility, each of which is non-recourse to Helix. As a result of CDI’s equity issued, we recorded a $151.7 million pre-tax gain. The gain was calculated as the difference in the value of our investment in CDI immediately before and after CDI’s stock issuance.

•	Income Tax Provision: The Company’s effective tax rate for the quarter was 33%, just below the 34% effective rate for last year’s fourth quarter backing out the impact of the Cal Dive IPO.

•
Balance Sheet: Total consolidated debt as of December 31, 2007 was $1.8 billion. This includes $375 million outstanding under Cal Dive’s term loan that was used to fund the cash portion of its acquisition of Horizon Offshore and is non-recourse to Helix. Total consolidated debt as of December 31, 2007 represents 49% debt to book capitalization and an adjusted leverage ratio 2.2 times adjusted EBITDAX of $824 million.

•
2008 Outlook: Included in the presentation is information, including estimates with respect to certain key variables, relating to our views on 2008 which we will discuss on the conference call described below.

Further details are provided in the presentation for Helix’s quarterly conference call (see the Investor Relations page of www.HelixESG.com). The call, scheduled for 9:00 a.m. Central Standard Time on Friday, February 29, 2008, will be webcast live. If you wish to dial in to the call the telephone number is 888-577-8990 (Domestic) or 1-210-234-0002 (International). The passcode is 2389610. A replay will be available from the Audio Archives page on our website.

Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.
This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings, any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the company’s Annual Report on Form 10-K for the year ending December 31, 2006, as amended. We assume no obligation and do not intend to update these forward-looking statements.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(in thousands, except per share data)	2007	2006	2007	2006
	(Unaudited)

Net revenues:
Contracting services	$330,550	$272,687	$1,182,882	$937,317
Oil and gas	169,693	123,152	584,563	429,607

	500,243	395,839	1,767,445	1,366,924

Cost of sales:
Contracting services	233,442	175,376	789,988	584,295
Oil and gas	196,743	69,483	463,701	267,221

	430,185	244,859	1,253,689	851,516

Gross profit	70,058	150,980	513,756	515,408
Gain on sale of assets, net	23,983	247	50,368	2,817
Selling and administrative	45,246	40,829	151,380	119,580

Income from operations	48,795	110,398	412,744	398,645
Equity in earnings of investments	10,453	5,477	19,698	18,130
Gain on subsidiary equity transactions	151,696	223,134	151,696	223,134
Net interest expense and other	18,679	14,091	59,444	34,634

Income before income taxes	192,265	324,918	524,694	605,275
Income tax provision	63,217	160,769	174,928	257,156
Minority interest	7,755	725.00	29,288	725.00

Net income	121,293	163,424	320,478	347,394
Preferred stock dividends	881	945	3,716	3,358

Net income applicable to common shareholders	$120,412	$162,479	$316,762	$344,036

Weighted Avg. Shares Outstanding:
Basic	90,189	90,273	90,086	84,613

Diluted	96,880	94,461	95,938	89,874

Earnings Per Share:
Basic	$1.34	$1.80	$3.52	$4.07

Diluted	$1.25	$1.73	$3.34	$3.87

Comparative Condensed Consolidated Balance Sheets

ASSETS
(in thousands)	Dec. 31, 2007	Dec. 31, 2006
	(unaudited)
Current Assets:
Cash and equivalents	$89,555	$206,264
Short term investments	—	285,395
Accounts receivable	512,132	370,709
Other current assets	125,582	61,532

Total Current Assets	727,269	923,900

Net Property & Equipment:
Contracting Services	1,507,463	800,503
Oil and Gas	1,737,225	1,411,955
Equity investments	213,429	213,362
Goodwill	1,089,758	822,556
Other assets, net	177,209	117,911

Total Assets	$5,452,353	$4,290,187

LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Dec. 31, 2007	Dec. 31, 2006
	(unaudited)
Current Liabilities:
Accounts payable	$382,767	$240,067
Accrued liabilities	221,366	199,650
Income taxes payable	—	147,772
Current mat of L-T debt (1)	74,846	25,887

Total Current Liabilities	678,979	613,376

Long-term debt (1)	1,725,541	1,454,469
Deferred income taxes	625,508	436,544
Decommissioning liabilities	193,650	138,905
Other long-term liabilities	63,183	6,143
Minority interest	263,926	59,802
Convertible preferred stock (1)	55,000	55,000
Shareholders’ equity (1)	1,846,566	1,525,948

Total Liabilities & Equity	$5,452,353	$4,290,187

(1)	Debt to book capitalization — 49% at December 31, 2007. Calculated as total debt $1,800,387 divided by sum of total debt, convertible preferred stock and shareholders’ equity $3,701,953.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three and Twelve Months Ended December 31, 2007
Earnings Release:
Balance Sheet:     ”...2.2 times trailing twelve month adjusted EBITDAX.”
Reconciliation From Net Income to Adjusted EBITDAX (excluding noncash gain on Cal Dive investment in 4Q07, gain on sale of Cal Dive IPO in 4Q06 and non-recurring items: OTSL impairment, DOJ accrual, and sale of diving assets in 2Q07):

	4Q07	3Q07	2Q07	1Q07	4Q06
	(in thousands, except ratio)

Net income applicable to common shareholders	$21,810	$82,828	$57,702	$55,820	65,948
Preferred stock dividends	881	945	945	945	945
Income tax provision	6,420	40,626	30,456	28,617	34,166
Net interest expense and other	17,796	12,971	13,605	12,331	13,981
Non-cash stock compensation expense	3,100	3,147	3,546	3,267	2,797
Depreciation and amortization	97,195	83,564	71,918	67,558	61,809
Non-cash impairment	73,046	—	904	—	—
Exploration expense	11,203	1,476	2,978	1,190	1,820
Non-recurring items	—	—	8,602	—	—
Share of equity investments:
Depreciation	1,731	1,723	1,965	1,004	1,004
Interest expense (income)	(76)	(68)	(38)	(57)	(70)

Adjusted EBITDAX	$233,106	$227,212	$192,583	$170,675	$182,400

Trailing Twelve Months Adjusted EBITDAX	$823,576

Debt at December 31, 2007	$1,800,387

Ratio	2.2

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, exploration expense, non-cash stock compensation expense and our share of depreciation, net interest expense and taxes from our equity investments. Further, we reduce adjusted EBITDAX for the minority interest in Cal Dive that we do not own. Adjusted EBITDAX margin is defined as adjusted EBITDAX divided by net revenues. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.